Exhibit 10.3

April 10, 2018

Scott K. Murcray, CPA

Via Email:

Re:     Amendment to Offer Letter Agreement – Interim CEO

Dear Scott:

As you know, you are currently employed as Chief Financial Officer and Chief Operating Officer (“CFO/COO”) at AirXpanders, Inc. (the “Company”) pursuant to your Amended and Restated Offer Letter, dated October 25, 2017 (the “Offer Letter Agreement”). This letter is intended to modify your Offer Letter Agreement to reflect your new interim position with the Company.

Effective April 6, 2018, you will assume the position of Interim Chief Executive Officer (“Interim CEO”), reporting to the Company’s Board of Directors. Your position as Interim CEO is temporary in nature and it is anticipated that you will serve in this position beginning on April 6, 2018 and continuing until a new Chief Executive Officer (the “New CEO”) begins employment with the Company (the “Interim Period”). As Interim CEO, during the Interim Period you will perform the duties typical for the Chief Executive Officer position, as assigned by the Board of Directors. Following the conclusion of the Interim Period, you will revert to your current duties and position of CFO/COO and assist with the transition of duties to the New CEO.

During the Interim Period, you will receive a salary paid at the annual rate of $397,000 (which is equivalent to $33,083.33 per month, an increase in your current base salary of $8,333.33 per month), less payroll deductions and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. After the conclusion of the Interim Period, your salary rate will revert to your current rate of $297,000 per year, less payroll deductions and withholdings.

You will be eligible for a bonus in connection with your Interim Period service if the New CEO is hired in fewer than three months, as set forth in this paragraph. Specifically, in the event that the New CEO’s employment start date occurs before July 6, 2018, and conditioned upon your continued employment through such date, you will receive a cash bonus in an amount calculated as follows: $25,000 minus the salary increase that you received during the Interim Period (i.e., the rate of $8,333.33 for the number of days in such Interim Period), subject to payroll deductions and withholdings (the “Bonus”). If earned, the Bonus will be paid to you in a lump sum no later than fifteen (15) days following the New CEO’s employment start date with the Company.

Except as expressly provided herein, all other terms in the Offer Letter Agreement remain in full force and effect. The Employee Confidential Information and Invention Assignment Agreement between you and the Company, signed by you on May 4, 2016 (the “Confidential Information Agreement”) will also continue to remain in full force and effect. The Offer Letter Agreement, as amended by this letter agreement, together with your Confidential Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written relating to the subject matter hereof. This letter may not be modified or amended except by a written agreement signed by you and a duly authorized officer of the Company. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

If this letter amendment is acceptable to you, please sign below and return the original to me within three (3) days.

We appreciate your hard work and continued efforts as AirXpanders transitions to a new CEO.

Sincerely,

AirXpanders, Inc.

/s/ Barry Cheskin

By:     Barry Cheskin

   On behalf of the Board of Directors

Reviewed, Understood, and Accepted:

/s/ Scott Murcray                                                        4/10/2018

Scott K. Murcray, CPA                                               Date